Exhibit 99.1

Contacts:	Investors: Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678 Media: Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969
CORINTHIAN COLLEGES REPORTS
FISCAL 2006 FOURTH QUARTER AND YEAR
Santa Ana, CA, September 29, 2006 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported unaudited financial results today for the fourth quarter and year ended June 30, 2006. The results exclude the impact of any accounting changes or legal and other expenses related to the Company’s ongoing review of historic stock option grants, as described below.
Comparing the fourth quarter of fiscal 2006 with the same quarter of the prior year (Note: Financial results for Q4 06 reflect a charge of $4.2 million for asset impairment, facility closing and severance expenses.):
•	Net revenue was $235.6 million versus $239.3 million. Q4 05 revenue included approximately $8 million in revenue from Corporate Education Services (CES), which was divested in Q2 06.

•	Total student population was 64,544 versus 66,114.

•	Total student starts were 20,210 versus 20,168.

•	Operating income was $12.9 million compared with an operating loss of $312,000.

•	Net income was $9.1 million compared with $1.8 million. Excluding the impact of the $4.2 million charge in Q4 06 and an $18.2 million charge for similar expenses in Q4 05, net income was $11.7 million in Q4 06 versus $13.1 million in Q4 05.

•	Diluted earnings per share were $0.10 versus $0.02. Q4 06 EPS includes impairment, facility closing and severance charges of $0.03 and stock-based compensation expense of $0.02 per share, reflecting our adoption of FAS 123R. Excluding stock-based compensation expense, and impairment, facility closing and severance charges in both time periods, earnings per share were $0.15 in Q4 06 versus $0.14 in Q4 05.
Comparing fiscal 2006 with fiscal 2005:
•	Total revenue increased to $966.6 million from $963.6 million.

•	Operating income was $62.0 million compared with $94.2 million.

•	Net income was $41.8 million versus $58.4 million.

•	Diluted earnings per share were $0.47 versus $0.63.
“In fiscal 2006, we made substantial progress in building the management and administrative infrastructure required for sustainable growth,” said Jack D. Massimino, Corinthian’s chief executive officer. “During the year we strengthened leadership at all levels of our organization and significantly improved employee retention. We established a comprehensive new process for enrolling and financing students and selected and began implementing a new student information system. We improved the quality of leads generated through the Internet and significantly decreased our turnaround time in processing those leads. Finally, we improved our regulatory compliance results through more focused auditing, monitoring and follow-up.”
Massimino continued, “As anticipated, fourth quarter new enrollment grew slightly compared with the prior year, including the negative effect on enrollments caused by the closure of our New Orleans campus and the proactive steps we took to slow enrollment at three schools in the Georgia market due to accreditation issues. Excluding those campuses, new enrollment grew by 2% in the quarter.”
“In fiscal 2007 we will continue to build the capabilities of our managers and other employees, standardize and improve work processes, consolidate information systems, implement more competitive marketing strategies, and improve our overall execution,” Massimino said. “Over time, we expect these and other initiatives to set a new standard in the industry, help increase growth, and improve our financial performance.”
Review of Historic Stock Option Grants
As previously reported, a special committee of independent directors (the “Special Committee”) has been formed to review our historic stock option grants. The Special Committee has retained independent counsel and is reviewing option grants dating back to the company’s initial public offering in 1999. The Special Committee’s review is on-going.
We did not file our fiscal 2006 Annual Report on Form 10-K (“Fiscal 2006 10-K”) prior to the extended deadline of September 28, 2006, because the Special Committee had not completed its work. In addition, we are reviewing the guidance in the public letter issued on September 19, 2006 by the Securities and Exchange Commission, Office of the Chief Accountant, relating to option accounting matters. We plan to file our Fiscal 2006 10-K as soon as practicable.
Financial Review
Impairment, facility closing and severance charges — In the fourth quarter of fiscal 2006, we incurred a $4.2 million charge for asset impairment, facility closing and severance expenses. Of the total, $2.3 million related to the impairment of trade names resulting from the consolidation of school brands. The remainder of the charge related to the move of one campus to a new location and expenses associated with workforce reductions.

Educational services expenses were 58.6% of revenue in Q4 06 versus 60.4% in
Q4 05. The decrease was mainly the result of lower compensation costs. Bad debt expense was 4.9% of revenue in Q4 06 versus 4.6% in Q4 05.
Marketing and admissions expenses were 25.6% of revenue in Q4 06 versus 22.5% in Q4 05. The increase is primarily the result of higher advertising costs, professional fees, and compensation.
General and administrative (G&A) expenses were 8.5% of revenue in Q4 06 versus 9.7% in Q4 05. The decrease is primarily the result of lower incentive compensation costs and professional fees related to Sarbanes-Oxley compliance.
Statement of Financial Accounting Standards No. 123R expense — We adopted FAS 123R at the beginning of fiscal 2006, resulting in stock-based compensation expense of 1.2% of revenue in Q4 06, which is included in the educational services, marketing and admissions, and general and administrative expense line items.
Operating margin — As a result of the factors outlined above, our operating margin was 5.5% in Q4 06 versus (0.13%) in Q4 05. Excluding the impairment, facility closing and severance charges, the operating margin was 7.2% in Q4 06 versus 7.5% in Q4 05.
Cash, restricted cash and marketable securities totaled $92.7 million at June 30, 2006, compared with $99.2 million at June 30, 2005. During the year we used $70 million to repurchase approximately 5.7 million shares of our common stock.
Cash flow from operations was $117.6 million in fiscal 2006 versus $127.9 million in fiscal 2005.
Capital expenditures were $56.1 million in fiscal 2006 compared with $76.6 million in fiscal 2005.
Guidance
We expect fiscal 2007 earnings to be $0.50 — $0.55 per diluted share. For the first quarter ending September 30, 2006, we expect earnings to be approximately $0.03 per diluted share, including approximately $0.03 in incremental spending for new enrollment process initiatives. This guidance excludes anticipated legal and other expenses associated with the ongoing review of historic stock option grants. We will provide more detailed information about guidance during today’s conference call (details below).
Conference Call Today
We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Friday, October 6. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 54775313.

About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 schools in 26 states in the U.S. and 34 schools in the seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.
Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the Company’s statements regarding its expectation that it will be able to improve growth and financial and operating performance over time; and its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the Company’s ongoing review of its historic stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, increased competition, potential higher average costs to offer new curricula, the Company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the Company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission.
The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.
(In thousands, except per share data)
Consolidated Statements of Operations

	For the three months		For the twelve months
	ended June 30,		ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$235,632	$239,326	$966,646	$963,565
Operating expenses:
Educational services	138,178	144,458	549,406	535,450
General and administrative	20,064	23,186	94,748	87,338
Marketing and admissions	60,313	53,829	256,357	228,437
Stock based compensation
Impairment, facility closing, and severance charges	4,170	18,165	4,170	18,165

Total operating expenses	222,725	239,638	904,681	869,390

Income from operations	12,907	(312)	61,965	94,175

Interest (income)	(1,800)	(1,118)	(5,814)	(3,439)
Interest expense	645	1,017	3,162	4,209
Other (income) expense	161	218	(1,137)	160

Income (loss) before provision for income taxes	13,901	(429)	65,754	93,245
Provision (benefit) for income taxes	4,815	(2,180)	23,908	34,822

Net income	$9,086	$1,751	$41,846	$58,423

Income per common share:
Basic	$0.11	$0.02	$0.47	$0.64
Diluted	$0.10	$0.02	$0.47	$0.63

Weighted average number of common shares outstanding:
Basic	86,179	91,008	88,627	90,678
Diluted	87,531	92,934	89,973	92,760
Selected Consolidated Balance Sheet Data (unaudited)

	June 30,	June 30,
	2006	2005
	(Unaudited)
Cash, restricted cash, and marketable securities	$92,705	$99,238
Receivables, net (including long term notes receivable)	$60,094	58,324
Current assets	$215,104	229,965
Total assets	$670,108	674,572
Current liabilities	$159,256	139,707
Long-term debt and capital leases (including current portion)	$47,061	66,791
Total liabilities	$269,627	263,747
Total stockholders’ equity	$400,481	410,825
These financial statements exclude the impact of any accounting change related to the Company’s ongoing review of historical stock option grants.